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                        Arcadia Receivables Finance Corp.
                           290 East Carpenter Freeway
                                    7 Decker
                               Irving, Texas 75062

February 16, 2001

U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, DC 20549-0306

   Re:   Arcadia Receivables Finance Corp.
         Post-Effective Amendment No. 1 to Form S-3
         File No. 333-82281

Dear Sir or Madam:

         We hereby withdraw the above-referenced Post-Effective Amendment No. 1 filed on December 14, 2000. We are requesting withdrawal of the above-referenced Post-Effective Amendment No. 1 in order to file a new registration statement to register an indeterminate amount of securities that may be offered and sold in market-making transactions.

                                         Very Truly Yours,

                                           /s/ MICHAEL J. FORDE
                                         ---------------------------------------
                                         Michael J. Forde
                                         Assistant Secretary

cc:     Mark Green, Esq.
        Michael Tarplay, Esq.